Exhibit 99.1

ENERGY TRANSFER PARTNERS CLOSES CONTRIBUTION OF PROPANE

OPERATIONS TO AMERIGAS PARTNERS IN EXCHANGE FOR $2.85 BILLION

DALLAS – January 12, 2012—Energy Transfer Partners, L.P. (NYSE:ETP) today announced it has closed on its previously announced agreement with AmeriGas Partners, L.P. (NYSE:APU) to contribute its propane operations, consisting of Heritage Operating, L.P. and Titan Energy Partners, L.P., in exchange for approximately $2.85 billion.

Under the terms of the agreement, ETP received approximately $1.46 billion in cash and approximately $1.32 billion of APU common units. In addition, APU has agreed to assume approximately $71 million of existing Heritage debt.

ETP will own approximately 34% of the common units of APU and has committed to retain those units for at least one year. UGI Corporation, through subsidiaries, will remain as the general partner of APU and ETP will appoint 1 director to the APU general partner board of directors.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts

Investor Relations:

Brent Ratliff

Energy Transfer

214-981-0700 (office)

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785 (office)

214-498-9272 (cell)

# # #